Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-81320, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091, 333-25543, 333-25545, 333-59015, 333-61287, 333-91969, 333-61388 and 333-91368 and Form S-4 Nos. 333-69031 as amended on 2 July 2001 and 3 August 2001 and 333-102780) of CIBER, Inc. of our report dated 8 April 2003 with respect to the financial statements of Ciber Europe Limited (formerly ECsoft Group plc) included in the current report (Form 8-K/A) of CIBER, Inc.

Ernst & Young LLP

London, England
8 April 2003